Exhibit 10.1

OUTSIDE DIRECTOR COMPENSATION PACKAGE
Effective January 1, 2014, Atlanticus Holdings Corporation (the “Company”) will pay each outside director who is independent in accordance with the NASDAQ and SEC rules governing director independence (an “Eligible Director”) the following for service to the Company:

Annual Cash Retainer……………………………………...	$50,000
Attendance Fee for Each Board Meeting (including telephonic attendance)……………………………………...	$2,500
Attendance Fee for Each Committee Meeting (including telephonic attendance)……………………………………...	$1,000

In addition, the Chairman of the Audit Committee will receive an additional annual fee of $25,000. The Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee will receive an additional annual fee of $10,000. The Annual Cash Retainer and the Committee Chair fees will be paid in quarterly installments.
Each Eligible Director also will receive an annual restricted stock award of 16,000 shares. The restricted stock award will vest in two equal annual installments beginning on the first anniversary of the grant date.
The Company also will reimburse all reasonable out-of-pocket travel expenses that are incurred in connection with board and committee meetings.